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                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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
                                                                                                                Three Months Ended
                                                                          Year Ended May 31,                         August 31,
                                                      -------------------------------------------------------  --------------------
                                                         1994      1995       1996       1997         1998       1997       1998
                                                      ---------  --------  ----------  ---------   ----------  ---------  ---------
                                                                    (In thousands, except ratios)


Earnings:
  Income before income taxes.......................... $378,462  $522,084  $  539,959  $  628,221  $  735,213  $246,995    $192,682
  Add back:
    Interest expense, net of
      capitalized interest............................  152,170   130,923     105,449      95,689     117,726    27,364      23,181
    Amortization of debt
      issuance costs..................................    2,860     2,493       1,628       1,328       1,339       337         206
    Portion of rent expense
      representative of
      interest factor.................................  285,261   329,370     386,254     434,846     499,823   111,883     128,743
                                                       --------  --------  ----------  ----------  ----------  --------    --------
  Earnings as adjusted................................ $818,753  $984,870  $1,033,290  $1,160,084  $1,354,101  $386,579    $344,812
                                                       --------  --------  ----------  ----------  ----------  --------    --------
                                                       --------  --------  ----------  ----------  ----------  --------    --------
Fixed Charges:
  Interest expense, net of
    capitalized interest.............................. $152,170  $130,923  $  105,449  $   95,689  $  117,726  $ 27,364    $ 23,181
  Capitalized interest................................   29,738    27,381      39,254      39,449      31,443     9,987      10,958
  Amortization of debt
    issuance costs....................................    2,860     2,493       1,628       1,328       1,339       337         206
  Portion of rent expense
    representative of
    interest factor...................................  285,261   329,370     386,254     434,846     499,823   111,883     128,743
                                                       --------  --------  ----------  ----------  ----------  --------    --------
                                                       $470,029  $490,167  $  532,585  $  571,312  $  650,331  $149,571    $163,088
                                                       --------  --------  ----------  ----------  ----------  --------    --------
                                                       --------  --------  ----------  ----------  ----------  --------    --------
  Ratio of Earnings to Fixed Charges..................      1.7       2.0         1.9         2.0         2.1       2.6         2.1
                                                       --------  --------  ----------  ----------  ----------  --------    --------
                                                       --------  --------  ----------  ----------  ----------  --------    --------
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